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                                                                Exhibit 10.11

                           NEW SOUTH BANCSHARES, INC.
                         NEW SOUTH FEDERAL SAVINGS BANK
                  EXECUTIVE INCENTIVE AND RETIREMENT AGREEMENT

         THIS EXECUTIVE INCENTIVE AND RETIREMENT AGREEMENT ("Agreement") is made this ______ day of ____________, 2002, by and between NEW SOUTH FEDERAL SAVINGS BANK, a federally chartered savings bank, located in Birmingham, Alabama (the "Bank") and [NAME OF EXECUTIVE] (the "Executive") whose address is
___________________________.

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide to the Executive a deferred incentive opportunity. The Bank will pay the benefits from the Bank's general assets.

                                    AGREEMENT

         In consideration of the promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and evidencing and superceding all prior written or oral agreements or understandings concerning the subject provided for below, the Executive and the Bank agree as follows:

                                    Article 1
                                   Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1 "Base ROE" means the percentage determined by the Compensation Committee of the Board of Directors of the Bank (the "Committee"), in its sole discretion, for each Plan Year. For the initial Plan Year, which is 2001, the percentage is 14%.

         1.2 "Bonus Pool" means the amount determined by multiplying the Excess Earnings for the Plan Year by the applicable Bonus Percentage.

         1.3 "Bonus Percentages" means the percentage of Excess Earnings to include in the Bonus Pool for the Plan Year as determined and declared by the Committee. The Bonus Percentages shall be based on two tiers. The first Bonus Percentage to be determined shall be based on the BASE ROE, the second Bonus Percentage shall be determined based on the TARGET ROE.

         1.4 "Change of Control" means the occurrence of either of the following: (i) the consummation of any consolidation, merger or similar transaction or purchase of securities of the Bank or the Company pursuant to which (1) the members of the Board of Directors of the Bank or the Company immediately prior to such transaction, do not, immediately after the transaction, constitute a majority of the Board of Directors of the surviving entity, and (2) the stockholders of the Bank or the

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Company immediately preceding the transaction, do not, immediately after the transaction, own at least 50% of the combined voting power of the outstanding securities of the surviving entity; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Bank or the Company to an entity or person not affiliated or related to the Bank or the Company.

         1.5 "Code" means the Internal Revenue Code of 1986, as amended, and including the regulations promulgated pursuant thereto.

         1.6 "Company" means New South Bancshares, Inc., the parent company of the Bank.

         1.7 "Crediting Rate" means the Return on Equity for the Plan Year multiplied by 30%.

         1.8 "Deferred Bonus Plan" means the collective arrangement set forth in this Agreement with the Executive and in similar agreements with other executives of the Bank.

         1.9 "Disability" means total disability as determined in accordance with the terms of the long-term disability plan of the Bank in which the Executive is eligible to participate. If the Executive is not eligible to participate in such a plan, "Disability" means the Executive suffering a sickness, accident or injury, which, qualifies the Executive for disability benefits under the Social Security Act. As a condition to receiving any Disability benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank's Board of Directors deems appropriate.

         1.10 "Effective Date" means January 1, 2001.

         1.11 "Excess Earnings" means the amount determined by multiplying Excess ROE times net income of the Company for the Plan Year, as adjusted for Extraordinary Items.

         1.12 "Excess ROE" means the percentage amount (expressed as the difference between the ROE percentages), if any, by which the Return on Equity for the Plan Year exceeds Base ROE and/or Target ROE for the Plan Year.

         1.13 "Extraordinary Items" means those items recognized by Generally Accepted Accounting Principles as extraordinary that substantially affect net income, shareholders' equity and/or the Company's assets. Examples of such items are stock redemptions, mergers, acquisitions, stock splits, special tax or regulatory assessments, sale of assets, and other items of that nature. The Committee, in its sole discretion, may designate such items or other items of income or expense as extraordinary for purposes of this definition.

         1.14 "Normal Retirement Age" means Executive's attainment of age 62, or later retirement.

         1.15 "Normal Retirement Date" means the Normal Retirement Age.

         1.16 "Payment Rate" means a rate equal to the five-year Constant Maturity Treasury ("CMT") U.S. Treasury rate on the first business day of each Plan Year as shown in Federal Reserve Statistical Release H.15 or its equivalent.

         1.17 "Plan Year" means a calendar year.

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         1.18 "Return on Equity" or "ROE" means the Company's net income at the end of the most recent Plan Year, adjusted for Extraordinary Items, divided by the Company's common shareholders' equity, without other comprehensive income, at the beginning of the Plan Year, as determined by the Company's independent auditor based upon certified financial statements for the pertinent year.


         1.19 "Target ROE" means the percentage determined by the Committee, in its sole discretion, for each Plan Year. For the initial Plan Year, which is 2001, the percentage is 21%.

         1.20 "Termination of Employment" means the Executive ceasing to be employed by the Company or Bank for any reason whatsoever, voluntary or involuntary, with or without cause, other than by reason of an approved leave of absence.

         1.21 "Territory" means a seventy five (75) mile radius of any location of the Bank.

         1.22 "Vesting" for each deferred award hereunder means 1/3rd on the last day of the Plan Year following the Plan Year for which the award is made, 2/3rds on the last day of the second year following such Plan Year and fully vested on the last day of the third year following such Plan Year. If an Executive's employment is involuntarily terminated without cause or the Executive voluntarily terminates employment and complies with Articles 7.2 or
7.3 discussed herein, any vested portion of an Executive's benefit will be payable as set forth in this Agreement. All unvested portions will be forfeited, except as provided in the following sentence. Unless otherwise provided for herein, the Executive's benefits shall vest at Normal Retirement Age, Death, Disability and will vest at the end of the two year period following involuntary termination (without cause) provided the Executive complies with Articles 7.2 and 7.3 discussed herein.

                                    Article 2
                                 Incentive Award

         2. 1 Incentive Award. Annually, the Bank shall determine and declare for the Executive and for each of the other participants in the Deferred Bonus Plan the Base ROE and the Target ROE for the Plan Year. In addition, the Bank shall determine and declare the Bonus Percentage, if any, for the Plan Year. The Executive's Incentive Award for the Plan Year shall be determined by the Bank, in its sole discretion, based on the Executive's contribution to the Bank in the prior year and other compensation plans that may be in place.

         As an example of the foregoing, for the plan year beginning January 1, 2001, the Committee established the following:

         Base ROE    = 14%
         Target ROE  = 21%
         Bonus Percentage on Base ROE to Target ROE = 15%
         Bonus Percentage above Target ROE = 30%

         Assume for purposes of this example the following:

         Common Stockholders' Equity (at beginning of Plan Year.) = $50 million

         ROE for the Plan Year = 22.5%

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              The incentive pool for the plan year would be computed as follows:

              Amount in excess of Base ROE (but less than Target ROE) times
              15% =                                                  $ 525,000
              Amount in excess of Target ROE times 30% =               225,000
                                                                       -------
              Total incentive pool for 2001 Plan Year =              $ 750,000

         2.2 Incentive Deferral. As soon as practicable after December 31 of each Plan Year, the Bank shall calculate and declare the Incentive Award and the amount of such award to be deferred under this Agreement. A portion of the Incentive Award may, in the discretion of the Committee, be paid in cash to Executive within 75 days following the determination of the Incentive Award under this Agreement. The remainder (the "Incentive Deferral") shall be deferred as set forth below. Deferral of Incentive Awards under this Agreement is not elective, and all such Incentive Awards shall be deferred by the Executive to be paid pursuant to the terms of this Agreement. Provided, however, nothing contained herein will affect the payment of any other awards and/or bonuses due to Executive under any other agreement or writing.

         The Bank may discontinue Incentive Awards under this Agreement at any time, in its sole discretion, by giving notice to the Executive of its intent to discontinue or suspend Incentive Awards.

                                    Article 3
                                Deferral Account

         3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Executive, and shall credit to the Deferral Account the following amounts:

              3.1.1  Deferrals. The Incentive Deferral as determined under
Article 2.

              3.1.2 Interest. On December 31 of each Plan Year and immediately prior to the commencement of payment of any benefits, interest prior to Termination of Employment shall be credited for the period since the preceding credits under this Article 3.1.2, if any, at an annual rate equal to the Crediting Rate for the Plan Year. Upon Termination of Employment and/or Normal Retirement Age (whether or not Executive actually retires from the Bank at such Normal Retirement Age), interest crediting under this Article 3.1.2 shall be at the Payment Rate.

         3.2 Statement of Accounts. The Bank shall provide to the Executive, within 120 days after the end of each Plan Year this Agreement is in effect, a statement setting forth the Deferral Account balance.

         3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    Article 4
                                Lifetime Benefits

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         4.1  Normal Retirement Benefit. Upon the Normal Retirement Date, the
Bank shall pay to the Executive the benefit described in this Article 4.1 in lieu of any other benefit under this Agreement.

              4.1.1 Amount of Benefit. The benefit under this Article 4.1 is the total Deferral Account balance on December 31 of the Plan Year prior to the Executive's Normal Retirement Date, plus any unvested amounts issued prior to December 31 of the Plan Year prior to the Executive's Normal Retirement Date which shall immediately vest.

              4.1.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments commencing on the first day of the month following the Executive's Normal Retirement Date and continuing for a total of 120 months. The monthly installments shall be calculated at the commencement of payments under this Article 4.1.2 and at the beginning of each Plan Year thereafter as the amount required to amortize the remaining Deferral Account balance over the remaining number of monthly payments including interest at the Payment Rate, compounded monthly. The Bank may, at its sole discretion, pay the remaining Deferral Account balance in a lump sum or in monthly installments over a shorter period of time with interest calculated as set forth in this Article 4.1.2.

         4.2 Early Termination Benefit. a) Upon Executive's Death or involuntary termination prior to Normal Retirement Age for reasons other than "cause", the Bank shall pay to the Executive the benefit described in this
Article 4.2.1 in lieu of any other benefit under this Agreement.

              4.2.1 Amount of Benefit. The benefit under this Article 4.2 shall equal the vested amounts in the Deferred Account, plus any unvested amounts awarded prior to Executive's Death, or involuntary termination for reasons other than "cause" provided Executive complies with the terms of Article 7.3 discussed herein. Upon compliance with Articles 7.3, the unvested awards shall immediately vest.

              b) Upon Executives voluntary termination, the Bank shall pay to the Executive's the benefit described in Article 4.2.2 in lieu of any other benefit under this Agreement.

              4.2.2 Amount of Benefit. The benefit under the Article 4.2.2 shall equal the vested amounts in the Deferral Account provided the Executive complies with the terms of Article 7.2 and 7.3 discussed herein.

              4.2.3 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments commencing not later than the first day of the month following the Executive's Normal Retirement Age and continuing for a total of 120 months. Commencement of benefit payments prior to the Normal Retirement Age shall be at the Bank's sole discretion. The monthly installments shall be calculated at the commencement of payments under this Article 4.2.3 and at the beginning of each Plan Year thereafter as the amount required to amortize the remaining benefit balance over the remaining number of monthly payments including interest at the Payment Rate, compounded monthly. The Bank may, at its sole discretion, pay the remaining benefit balance in a lump sum or in monthly installments over a shorter period of time with interest calculated as set forth in this Article 4.2.3.

         4.3 Disability Benefit. If the Executive terminates employment due to Disability prior to the Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Article 4.3.1 in lieu of any other benefit under this Agreement.

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              4.3.1  Amount of Benefit. The benefit under this Article 4.3 is the Deferral Account balance on December 31 of the Plan Year prior to the Executive's Disability plus interest at the Payment Rate until commencement of payments under Article 4.3.2. Any unvested amounts in the Deferral Account will immediately vest upon the Executive's Disability.

              4.3.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments commencing not later than the first day of the month following the Executive's Normal Retirement Date and continuing for a total of 120 months. Commencement of benefit payments prior to the Normal Retirement Age shall be at the Bank's sole discretion. The monthly installments shall be calculated at the commencement of payments under this Article 4.3.2 and at the beginning of each Plan Year thereafter as the amount required to amortize the remaining benefit balance over the remaining number of monthly payments including interest at the Payment Rate, compounded monthly. The Bank may, at its sole discretion, pay the remaining benefit balance in a lump sum or in monthly installments over a shorter period of time with interest calculated as set forth in this Article 4.3.2.

              4.3.3. No Benefits. Provided, however, benefits paid by Bank under this Article 4.3 may cease and no further benefits be paid in the event Executive does not comply with Articles 7.2 or 7.3 described below.

         4.4 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Bank shall pay to the Executive the benefit described in Article 4.4.1 in lieu of any other benefit under this Agreement.

              4.4.1 Amount of Benefit. The benefit under this Article 4.4 is the Deferral Account balance at the Executive's Termination of Employment plus interest at the Payment Rate until commencement of payments under Article 4.4.2.

              4.4.2 Payment of Benefit. The Bank shall pay the benefit to the Executive in monthly installments commencing not later than the first day of the month following the Executive's Normal Retirement Date and continuing for a total of 120 months. Commencement of benefit payments prior to the Normal Retirement Age shall be at the Bank's sole discretion. The monthly installments shall be calculated at the commencement of payments under this Article 4.3.2 and at the beginning of each Plan Year thereafter as the amount required to amortize the remaining benefit balance over the remaining number of monthly payments including interest at the Payment Rate, compounded monthly. The Bank may, at its sole discretion, pay the remaining benefit balance in a lump sum or in monthly installments over a shorter period of time with interest calculated as set forth in this Article 4.4.2.

         4.5 Hardship Distribution. Upon the Bank's determination, following petition by the Executive, that the Executive has suffered an unforeseeable financial emergency, the Bank may distribute to the Executive all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than is necessary to relieve the financial hardship or greater than the amount vested as described in Article 4.2.1. An unforeseeable financial emergency means an event arising from the death of a family member, divorce, sickness, injury, catastrophe, or similar event outside the control of the Executive occurs and the Bank's Board of Directors, in its sole discretion, approves of, in writing, the hardship distribution and the amount of the distribution necessary for the hardship.

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                                    Article 5
                                 Death Benefits

         5.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive's beneficiary the benefit described in this Article 5.1 in lieu of the Lifetime Benefits of
Article 4.

              5.1.1 Amount of Benefit. The benefit under Article 5.1 is the Deferral Account balance at the date of the Executive's death. Any unvested amounts in the Deferral Account will immediately vest upon the Executive's Death.

              5.1.2 Payment of Benefit. The Bank shall pay the benefit to the beneficiary in a lump sum within 90 days following the Executive's death or under terms mutually agreeable to the Bank and beneficiary, if so requested by the beneficiary.

         5.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived. The Bank may, in its sole discretion, pay the benefit balance to the Executive's beneficiary in a lump sum within 90 days following the Executive's death.

         5.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death. The Bank may, in its sole discretion, pay the benefit balance to the Executive's beneficiary in a lump sum within 90 days following the Executive's death.

                                    Article 6
                                  Beneficiaries

         6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.


                                    Article 7

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                               General Limitations

         7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive's employment for cause. For purposes of this Agreement, "Cause" shall mean that Bank, after investigating the facts and giving Executive an opportunity to explain those facts, reasonably believes that:

              (a) Executive committed an act constituting a breach of fiduciary duty, gross negligence or gross neglect of duties to the Bank;

              (b) Executive committed a felony or a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Bank; or

              (c) Executive violated laws; rules or regulations or significant Bank policies in connection with the Executive's employment which resulted in an adverse effect on the Bank, its business, reputation, character or standing.

              (d) Executive willfully failed to perform substantially the Executive's duties as an employee of the Bank (other than due to Disability) after reasonable notice to the Executive of such failure;

              (e) Executive's breach of any written covenant or agreement not to compete with the Bank or any subsidiary.

The Bank's determination of what constitutes termination "for cause" shall be conclusive between the parties hereto.

         7.2 Competition after Termination of Employment. The Bank shall not pay any benefit under this Agreement if the Executive, during a period of two years following Termination of Employment, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any business enterprise conducted in the Territory, which enterprise is, or may be deemed to be, in "substantial direct competition" with any business carried on by the Bank as of the date of termination of the Executive's employment or retirement. For purposes of this provision a business enterprise with which Executive becomes associated in any of the above capacities shall be in "substantial direct competition" if during a year (adjusted for fractions of a year if a new enterprise) when such competition is prohibited, its solicitations of any product or service which is competitive with a product or service sold by the Bank in the Territory or Territories in which the Executive in competition amounts to more than 10% of the Bank's total revenue, total assets or net income. It is understood and agreed by the parties hereto that all Territories in which Executive is competiting will be aggregated for purposes of calculating 10% of the Bank's total revenues. This section shall not apply following a Change of Control, or Executive's involuntary termination not for cause, by the Bank.

         Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of the foregoing paragraph is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement.

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         7.3  Non-Solicitation of Clients, Customers and Employees. The Bank
shall not pay any benefit under this Agreement if the Executive, during a period of two years following Termination of Employment, without the prior written consent of the Bank, directly or indirectly solicits or does business with any person in connection with a competitive business who is a client and/or customer of the Bank or, directly or indirectly, (i) solicits or induces, or causes others to solicit or induce, any employees of the Bank or any of its subsidiaries and/or affiliates ("New South Employees") to leave or in any way modify their relationship with the Bank, (ii) hires or causes others to hire any New South Employees, or (iii) encourages or assists in the hiring process of any New South Employees or in the modification of any such employee's relationship with the Bank, or causes others to participate, encourage or assist in the hiring process of any New South Employee. This Article shall not apply following a Change of Control.

         Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of the foregoing paragraph is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement.

                                    Article 8
                          Claims and Review Procedures

         8.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within 60 days (30 days for a claim for benefits on account of Disability) of Claimant's written application for benefits, or his or her eligibility or non-eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) any internal protocols the Bank relied upon in making its determination, (4) the right to review any documents created or received by the Bank during the review process and documents relevant to the claim whether or not relied upon by the Bank, (5) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed, and (6) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 60 days.

         8.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 (180 days for a claim for benefits on account of Disability), days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons that the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days (45 days for a claim for benefits on account of Disability) after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within such period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 30 days (15 days for a claim for benefits on account of Disability) at the election of the Bank, but notice of this deferral shall be given to the Claimant.

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                                    Article 9
                           Amendments and Termination

         This Agreement may be amended or terminated by the Bank at its sole discretion. If this Agreement is terminated under this Article 9, the Deferral Account balance shall be paid to the Executive in a lump sum within 60 days of the termination of the Agreement. The Deferral Account shall be calculated as of the date of termination of the Agreement. The Agreement may not be amended under this Article 9 in a manner that reduces the Deferral Account balance as of the date of the amendment or affects the vesting of amounts awarded prior to the date of the Amendment.

                                   Article 10
                                  Miscellaneous

         10.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         10.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

         10.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Alabama, except to the extent preempted by the laws of the United States of America. Any suit or claim hereunder will be brought solely in the United States federal court located in Birmingham, Alabama, and the parties hereby submit themselves to the personal jurisdiction and venue thereof.

         10.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life, which the Bank may purchase in its sole discretion and at its cost, is a general asset of the bank to which the Executive and beneficiary have no preferred or secured claim.

         10.7 Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

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         10.8  Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         10.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

               (a)  Interpreting the provisions of the Agreement;

               (b) Establishing and revising the method of accounting for the Agreement;

               (c)  Maintaining a record of benefit payments; and

               (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         10.10 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         10.11 Administrator. The Bank's Board of Directors may appoint an administrator of the plan. The administrator will have the delegated power to make all administrative decisions concerning the operation of the plan, including but not limited to, setting and amending the Inclusion Factor and the Bonus Percentage.

         10.12 Arbitration. All disputes between Executive and the Bank relating to this Agreement will be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall be held in Birmingham, Alabama. Judgment on the award rendered in the arbitration may be entered in any court where jurisdiction over the parties may be had. In any and all actions for arbitration between any of the parties, the prevailing party shall be entitled to recover reasonable attorneys' fees and legal expenses from the other party, and the costs of the arbitration shall be borne by the losing party, unless otherwise determined by the arbitrators. In the event any litigation or other proceeding is commenced by the Bank to enforce Article 7.2 or 7.3 of this Agreement, the Bank and Executive agree that such litigation or proceeding will be commenced in the federal or state courts of Alabama.

         IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:                                  NEW SOUTH FEDERAL SAVINGS BANK

_____________________________               By ________________________________
(Name of Executive)
                                            Title______________________________

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

                             BENEFICIARY DESIGNATION
                         NEW SOUTH FEDERAL SAVINGS BANK
                  EXECUTIVE INCENTIVE AND RETIREMENT AGREEMENT

                               [NAME OF EXECUTIVE]

     I designate the following as beneficiary of any death benefits under this
Agreement:

Primary:  _____________________________________________________________________

_______________________________________________________________________________

Contingent: ___________________________________________________________________

_______________________________________________________________________________

Note: To name a trust as a beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
                          -----

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature ______________________________

Date ___________________________________


Acknowledged by the Bank this ______ day of _______________, 200__.

By ________________________________

Title _____________________________

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